ENERGY TRANSFER COMPLETES SALE OF MISSOURI GAS ENERGY ASSETS TO LACLEDE GAS
DALLAS, September 3, 2013 – Energy Transfer Partners (NYSE: ETP) today announced that effective September 1, 2013, the sale of the assets of Missouri Gas Energy (MGE) to Laclede Gas Company, a subsidiary of The Laclede Group, Inc. (NYSE: LG), was completed for $975 million. MGE is a division of Southern Union Company (Southern Union), a wholly-owned subsidiary of ETP.
ETP expects the sale of the assets of Southern Union’s New England Gas Company (NEG) natural gas distribution division for $60 million, less assumed debt, will be completed during the fourth quarter of 2013, pending receipt of required regulatory approval.
The sale by Southern Union of the MGE and NEG assets is another important step in ETP’s efforts to streamline and integrate its asset portfolio through the divestiture of non-core assets. The cash proceeds from these sales will be utilized to repay debt, including borrowings under ETP’s revolving credit facility.
Energy Transfer Partners, L.P. (NYSE: ETP) is a master limited partnership owning and operating one of the largest and most diversified portfolios of energy assets in the United States. ETP currently has natural gas operations that include approximately 33,000 miles of gathering and transportation pipelines, treating and processing assets, and storage facilities. ETP owns 100% of ETP Holdco Corporation, which owns Southern Union Company and Sunoco, Inc., and a 70% interest in Lone Star NGL LLC, a joint venture that owns and operates natural gas liquids storage, fractionation and transportation assets. ETP also owns the general partner, 100% of the incentive distribution rights, and approximately 33.5 million common units in Sunoco Logistics Partners L.P. (NYSE: SXL), which operates a geographically diverse portfolio of crude oil and refined products pipelines, terminalling and crude oil acquisition and marketing assets. ETP’s general partner is owned by Energy Transfer Equity (NYSE: ETE). For more information, visit the Energy Transfer Partners, L.P. website at www.energytransfer.com.
This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in ETP’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. ETP undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.
The information contained in this press release is available on our website at www.energytransfer.com.

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